Exhibit 10.5

Share Transfer Agreement

of

Chongqing Fengyi Enterprise Management Consulting Co., Ltd.

The ShareTransfer Agreement is entered into by and among Party A and Party B through the friendly negotiation based on the principle of equality, mutual benefit and good faith in accordance with the laws and regulations of the Company Law of the People’s Republic of China and Articles of Association of Chongqing Fengyi Enterprise Management Consulting Co., Ltd. (hereinafter referred to as the Company) for the mutual complaince of the Parties.

Party A (Transferor):

Renshou Xinrui Enterprise Management Center (Limited Partnership)

Add.: No.246, 1F, Unit 1, Building 1, Renhe Street, Wenlin Town, Renshou County.

Party B (Transferee): Chengdu Puyi Bohui Information Technology Co., Ltd.

Add.: 1F, Building 10, No. 16, South 4th Section, Second Ring Road, Xiaojiahe, Chengdu High-tech Zone

Article I Share transfer

1. Party A shall transfer its equity held in the amount of RMB 29,700,000 in the Company to Party B;

2. Party B agrees to accept the above share transferred;

3. The transfer price mutually determined is RMB 0,000;

4. Party A warrants that the share transferred to Party B is free from the third party’s right of claim and unencumbered with any pledge, and has no any dispute or litigation involved.

5. Upon the completion of the share transfer, the shareholder’s corresponding rights and obligations will be enjoyed and assumed by Party B instead of Party A.

6. Party A shall provide the necessary cooperation and coordination for relevant legal procedures, such as approval and change registration, handled by the Company and Party B.

Article II Liabilities for breach

1. After the formal signing of the Agreement, either party’s failure to perform or completely perform the terms and conditions of the Agreement will constitute a breach of the Agreement. The breaching party shall be responsible for compensating the loss caused by such breach to the non-breaching party.

2. In case of either party’s breach, the non-breaching party is entitled to request the breaching party to continue performing the Agreement.

Article III Applicable law and dispute settlement

1. The Agreement is governed by the laws of the People’s Republic of China.

2. All disputes arising out of the performance of the Agreement or in connection to the Agreement shall be settled through the friendly negotiation; if such negotiation fails, it shall be settled through the litigation.

Article IV Effectiveness of the Agreement and others

1. This Agreement shall be effective after the Parties sign or chop on it.

2. The effective date of the Agreement is the date of the share transfer. The Company shall change the Register of Shareholders, renew the Capital Contribution Certificate, and apply to the registration authority for registration or filing of the relevant change.

3. The Agreement is made in quadruplicate, with Party A and Party B respectively holding one, the Company holding one and the relevant change registration or filing organization holding one for such registration or filing.

Party A: Renshou Xinrui Enterprise Management Center (Limited Partnership)

/s/ Seal of Renshou Xinrui Enterprise Management Center (Limited Partnership)

Party B: Chengdu Puyi Bohui Information Technology Co., Ltd.

/s/ Seal of Chengdu Puyi Bohui Information Technology Co., Ltd.